Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125760 on Form S-8 of our report dated February 20, 2006, relating to the consolidated financial statements of Rackable Systems, Inc. appearing in this Annual Report on Form 10-K of Rackable Systems, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
San Jose, CA
February 20, 2006